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Member Notice No. 2010-02

Subject: Repurchase of Subclass B2 Activity-based Excess Capital Stock

Dated: October 29, 2010

The Bank will repurchase up to $300 million of Subclass B2 activity-based excess capital stock on Nov. 15, 2010 (the Repurchase Date). The amount of activity-based excess stock to be repurchased from any shareholder will be based on the shareholder's total capital stock as of Nov. 5, 2010.1

If a shareholder had no activity-based excess stock on Nov. 5, 2010, or has no activity-based excess stock on the Repurchase Date, the Bank will not repurchase any excess stock from that shareholder on the Repurchase Date. Shareholders with activity-based excess stock on the Repurchase Date may not opt out of the repurchase.

The Bank will credit the proceeds from the repurchase of any activity-based excess stock to each shareholder's daily investment account at the close of business on Nov. 15, 2010. Funds will be available on the next business day. The repurchase of excess capital stock is subject to the Bank continuing to meet all applicable statutory and regulatory conditions for an excess stock repurchase and all other conditions provided in the Bank's Capital Plan.

The Bank will not repurchase Subclass B1 membership-based excess capital stock outstanding as of Nov. 5, 2010.

For questions about the activity-based excess stock repurchase, please contact the Funding Desk at 800.536.9650, extension 8011.

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The Bank will use the following allocation methodology to determine the amount of activity-based excess stock to repurchase from each shareholder:

  Determine the amount of total stock outstanding to all shareholders, including mandatorily redeemable capital stock, as of Nov. 5, 2010
  Divide the maximum amount to be repurchased ($300 million) by total stock outstanding (mentioned above) to determine each shareholder's percentage share of the repurchase amount
  Apply the percentage to each shareholder's total capital stock as of Nov. 5, 2010, to determine the shareholder's allocated amount to be repurchased
  Repurchase activity-based excess stock equal to the lesser of the shareholder's allocated amount or its Nov. 5, 2010, activity-based excess stock amount, not to exceed the amount of such shareholder's activity-based excess stock on the Repurchase Date.